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                                                                  Exhibit (a)(7)


                        FORM OF NOTICE TO OPTIONHOLDERS,
                             DATED JANUARY 20, 2004

                                [Sct Letterhead]


         You should have received in the mail, at your home, a packet to tender your stock options. This is a reminder that this form is due as soon as possible or by February 12 at the latest. It is only necessary to sign the page where your options are listed. The Withdrawal Form is to be completed if you should elect to withdraw your tender at a later date (but prior to February 12, 2004).

         Please return this form as soon as possible to my attention at 4 Country View Road, Malvern, PA 19335 or it can be faxed to 610-578-7411 (an original is preferable). If you decide to hand-deliver it, I am located in Building 2 on the 3rd Floor.

         Please feel free to call if you have any questions.


                                                      Mary Ellen Roth
                                                      Treasury Assistant
                                                      SCT
                                                      610-578-5206
                                                      610-578-7411 fax
                                                      meroth@sct.com